Consent of Independent Registered Public Accounting Firm
The Board of Directors and Shareholder
Nationwide Life and Annuity Insurance Company:
We consent to the incorporation by reference in this Registration Statement on Form N-6 our reports on Nationwide VL Separate Account-G and Nationwide Life and Annuity Insurance Company and subsidiary, both dated March 16, 2016, which appear in the Registration Statement on Form N-6 (File No. 333-149213). We also consent to the reference to our firm under the heading "Independent Registered Public Accounting Firm" in the Registration Statement on Form N-6 (File No. 333-149213) incorporated by reference into this Registration Statement.
/s/ KPMG LLP
Columbus, Ohio
April 29, 2016